Exhibit 4.4

PERNIX THERAPEUTICS HOLDINGS, INC.

AND

WORRIGAN LIMITED, as a Guarantor

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 19, 2014

8.00% Convertible Senior Notes due 2019

THIS SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), entered into as of August 19, 2014, among Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), Worrigan Limited, a private limited liability company formed in the Republic of Ireland ("Worrigan Limited") and Wilmington Trust, National Association, a national banking association (the "Trustee").

RECITALS

WHEREAS, the Company, the other Guarantors party thereto and the Trustee entered into an indenture, dated as of February 21, 2014 (the "Indenture"), relating to the Company's 8.00% Convertible Senior Notes due 2019 (the "Notes"); and

WHEREAS, as a condition to the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause certain Subsidiaries from time to time to provide Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  Worrigan Limited, by its execution of this Second Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 13 thereof.

Section 3.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Second Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5.  This Second Supplemental Indenture is an amendment supplemental to the Indenture and the First Supplemental Indenture, and the Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall henceforth be read together.

Section 6.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the Recitals contained herein, all of which are made solely by the Company and Worrigan Limited.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

PERNIX THERAPEUTICS HOLDINGS, INC. By: /s/ Douglas Drysdale Name: Douglas Drysdale Title: Chief Executive Officer
PRESENT when the Common Seal of Worrigan Limited was affixed hereto and this deed was delivered: (SEAL)	WORRIGAN LIMITED By: /s/ Douglas Drysdale Name: Douglas Drysdale Title: Chief Executive Officer
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee By: /s/ Lynn M. Steiner Name: Lynn M. Steiner Title: Vice President